Exhibit 10.1

REDEMPTION AND MUTUAL RELEASE AGREEMENT

This Redemption and Mutual Release Agreement (“Agreement”) is dated March 13, 2015 (the "Closing Date") and is made by and between Investview Inc. (“Investview”) with its principal places of business located at 54 Broad Street, Suite 303, Red Bank, New Jersey 07701 and GGI Inc. with a business location at 54 Broad Street, Suite 303, Red Bank, New Jersey 07701 (“GGI”). Investview and GGI are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, GGI was incorporated in the State of Delaware on December 4, 2014,

WHEREAS, Dr. Joseph Louro, William Kosoff, Joseph Latona and Vincent Molinari were appointed as directors of GGI,

WHEREAS, GGI entered into that certain Asset Purchase Agreement with Gate Global Impact Inc. (“Gate Global”) dated December 17, 2014 (the “Gate Agreement”),

WHEREAS, Investview was issued 750 shares of common stock of GGI (the “GGI Shares”) in connection with consummation of transactions contemplated by the Gate Agreement,

WHEREAS, Investview wishes to sell to GGI, and GGI wishes to redeem from Investview, all of the GGI Shares in consideration of certain payments set forth herein (the “Transaction”),

WHEREAS, subject to the conditions set forth herein, the Parties have agreed to release one another from any and all claims and have agreed to pay any and all previous obligations or responsibilities to one another,

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereby agree as follows:

1. Consideration.

(a)	On the Closing Date, subject to the payments by GGI to Investview under Section 1(b) of this Agreement, Investview shall sell, convey and transfer to GGI, and GGI shall redeem and cancel on the books and records of GGI, all of the GGI Shares.

(b)	On the Closing Date, GGI will make a payment to Investview in the amount of One Million One Hundred Forty Seven Thousand Five Hundred Dollars ($1,147,500). The payment will be made by wire transfer to Investview pursuant to instructions provided by Investview. This payment shall be made in full and shall not be offset or reduced in any way by any claims or liabilities of GGI in connection with the Gate Agreement or any other matter.

(c)	Within thirty (30) days of the Closing Date, (i) GGI will pay the outstanding liabilities of GGI as originally set forth under Schedule 1.3 of the Gate Agreement, specifically $75,000 owed by GGI to Prudential Insurance of America and $25,000 owed to TransferOnline (and, if any of such liabilities are not able to be paid within such 30-day period, then GGI shall deposit such funds necessary to pay any liabilities outstanding as of such date in an escrow account established solely for the purpose of settling such liabilities) and (ii) Investview will issue and deliver certificates representing the shares of common stock of Investview in the amounts and to the parties set forth under Schedule A hereto.

(d)	Investview will retain, and GGI shall not claim, the $10,637.60 of revenue received by GGI as custodian into Investview’s account, less $2,500.00 the amount equal to 10% of the transaction that derived $25,000.00 in Gross revenue, whereas GGI Inc. will deliver funds to the trustee account per the Gate Agreement. This amount has been reduced from Item 1.(b) and no additional payment is needed by Investview.

(e)	During the period commencing on the Closing Date through the five (5) year anniversary of the Closing Date, Investview shall receive 5% of the Adjusted Gross Revenue (as defined below) of GGI, solely in respect of GGI’s social impact investment activity as currently conducted as of the Effective Date (the “Royalty”). The Royalty shall be paid within five (5) business days after the end of every quarter. GGI shall establish and maintain a reasonable accounting system that enables Investview to readily identify GGI’s revenue and costs of goods or services. Upon Investview’s written request, Investview and GGI shall mutually select an independent public accounting firm (not associated with or providing services to either Party) to perform at Interview’s request and sole expense, a maximum of one (1) time per calendar year, an examination of all financial and related records of GGI’s social impact investment activity (in whatever form they may be kept, whether written, electronic, or other) of GGI for the purposes of determining the accuracy of the Royalty. Such examination will be done during normal working hours and will commence within five (5) business days upon Investview providing written notice to GGI of such examination. “Adjusted Gross Revenue” is defined as gross revenues received by GGI less (i) payments to Gate Global pursuant to the Gate Agreement and (ii) cost of goods sold directly incurred by GGI, which includes direct labor costs to create the product or service but excludes indirect expenses including, but not limited to, distribution costs, sales force costs, employee and executive salaries, travel and entertainment. The Royalty shall not exceed, and is capped at, $2,500,000 in the aggregate, and Investview acknowledges that they shall have no right to any portion of any revenue related to GGI’s non-social impact investing activity, or any derivative or other activity related to GGI’s social impact investment activity developed after the Effective Date.

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(f)	During the period commencing on the Closing Date through the five (5) year anniversary of the Closing Date (the “Period”), with respect to GGI’s social impact investment activity, in the event GGI (i) disposes of all or a portion of its assets in an arm’s length transaction with a bona fide third party, (ii) enters into a merger agreement in an arm’s length transaction with a bona fide third party or (iii) enters any other arm’s length transaction with a bona fide third party which results in GGI disposing of all or a portion of its social impact business line (which, for the purposes of clarity, shall not include bona fide fundraising offerings), then Investview shall receive a one-time cash payment equal to 5% of the Net Sales Price (as defined below) received by GGI in such transaction, which shall be paid to Investview at the closing of such transaction. Such payment to Investview shall not exceed, and is capped at, $2,500,000. “Net Sales Price” is defined as gross sales price less (a) the assumption of bona fide corporate debt by the purchaser or (b) the repayment of bona fide corporate debt by GGI or the making of loans to affiliates, either of which is incurred or made, as applicable, for valid corporate purposes, but excluding debt incurred for the purposes of paying executive salaries or bonuses, or making loans to affiliates not for a valid corporate purpose. Investview acknowledges that they shall have no right to any portion of the proceeds of any transaction related to GGI’s social impact investing activity after the first transaction of the kind described above in this Section 5(f).

2. Release of Claims. Subject to the payments set forth under Section 1(b) being made to Investview and the redemption and cancellation of the GGI Shares pursuant to Section 1(a), and except for claims that may arise under this Agreement, each Party on their own behalf, and on behalf of their respective officers, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release, waive, and forever discharge the other Party, from any claim, duty, complaint, charge, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that either Party may possess arising from any acts, omissions, representations, or facts that have occurred up until and including the Closing Date, including without limitation:

(a)	any and all claims relating to or arising out of the Gate Agreement;

(b)	any and all claims under the law of any jurisdiction including, but not limited to, discrimination, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(c)	any and all claims for violation of the federal, or any state, constitution; and

(d)	any and all claims for attorneys’ fees and costs with respect to the foregoing.

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3. Scope of Release. It is the intention of the Parties that the release set forth in this Agreement be construed as broadly as possible. In this regard, each Party acknowledges that it has been advised by its own legal counsel.

Each of the Parties understands and agrees that the claims released by this Agreement include all claims about which it now knows and any unknown claims about which the Parties do not know or does not suspect to exist at this time, except for those which are specifically excluded from this Agreement in this paragraph and which claims may arise as a result of the breach of this Agreement. If the Parties sign this Agreement and a Party later discovers that it has a claim arising out of the Gate Agreement or any other matter, such Party will not be able to obtain any remedy or relief for that claim against the other Party, except those which are specifically excluded from this Agreement in this paragraph. This release and waiver of claims specifically excludes any rights which, by law, may not be waived; any claims which arise from acts or events occurring after the Closing Date; and any claims for breach of this Agreement.

4. Promise Not to Sue. Subject to the receipt of the payments as set forth under Section 1(b) and the redemption and cancellation of the GGI Shares as set forth under Section 1(a), and except for claims that may arise under this Agreement, each Party agrees not to pursue against the other Party any other proceeding in any arbitral, administrative, judicial or other forum regarding any of the claims that are settled and released by this Agreement. Nothing in this Agreement shall be construed as prohibiting either Party from bringing any complaint, claim or action seeking to challenge the validity, including, but not limited to, the knowing and voluntary nature of this Agreement or bringing any complaint, claim or action alleging a breach of this Agreement against the other Party. Notwithstanding the foregoing, each of the Parties understands, by signing this Agreement, that they have waived and released any right to recover any monetary damages with respect to any charge, complaint, or lawsuit filed by anyone else with respect to the matters released herein.

5. No Pending Claims. Each of the Parties represents to the other that it has no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against the other Party or any other person or entity referred to herein. Each of the Parties represent to the other Party that it has not transferred or otherwise assigned to any person or entity any rights, causes of action, or claims released in this Agreement.

6. Disclosure. The Parties acknowledge that Investview files reports with the Securities and Exchange Commission ("SEC") under Section 12(g) of the Securities Exchange Act of 1934, as amended, and as a result, Investview is required to file a Form 8-K Current Report with the SEC disclosing the terms of this Agreement and including this Agreement as an exhibit to such filing.

7. [Reserved].

8. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims, and that neither Party admits, acknowledges, or implies any liability, wrongdoing, or misconduct.

9. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees, and other fees incurred in connection with this Agreement.

10. No Representations. Each Party represents that it has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement and has had an adequate opportunity to consider entering this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

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12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Agreement, and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement.

13. No Waiver. The failure of any Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

14. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

15. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of the Party signing the counterpart.

16. Governing Law and Exclusive Forum. This Agreement shall be deemed to have been executed and delivered within the State of New York, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of New York and exclusively in the state and federal courts in the County of Manhattan in the State of New York. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules located in New York, New York, and judgment on the aware rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

17. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have carefully read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of and voluntarily and knowingly agree to the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Closing Date.

Investview Inc.

By:/s/ Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: CEO

GGI Inc.

By:/s/ Vincent Molinari

Name: Vincent Molinari

Title: CEO/Director

GGI Inc.

By:/s/ Joseph K. Latona, Jr.

Name: Joseph K. Latona, Jr.

Title: President/COO/Director

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Schedule A

1.	Transfer Online: 239,500 shares of common stock, $0.001 par value per share, of Investview, Inc. (“Shares”)

2.	Prudential Insurance Company of America: 100,000 Shares

3.	Vigorish LLC (attn.: David Paul): 220,000 Shares

4.	OTD Ventures LLC (attn.: Randy Ramusack): 10,000 Shares

5.	JBO Consulting LLC: 10,000 Shares

6.	Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.: 40,000 Shares

7.	Ellonoff Grossman PC: 40,000 Shares

8.	TBLI Group (attn.: Robert Rubenstein): 10,000 Shares

9.	Lincoln Partners LLC (attn.: Pat Sarma): 50,000 Shares

10.	Articulate Communications: 3,000 Shares

11.	Leverage PR: 2,500 Shares

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